Exhibit 10.1

THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF MASSACHUSETTS

(EASTERN DIVISION)

In re:	Chapter 11

MOLECULAR INSIGHT PHARMACEUTICALS, INC.,[1]	Case No. 10-23355 (FJB)

Debtor.	Re: Docket No. 279, 374

FINDINGS OF FACT, CONCLUSIONS OF LAW AND

ORDER CONFIRMING DEBTOR’S FIRST AMENDED PLAN OF

REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

The above-captioned debtor and debtor in possession (the “Debtor” or “Molecular Insight”) having proposed the Debtor’s First Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, attached as Exhibit A to the Disclosure Statement for the Plan [Docket No. 279] (as the same may be further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Plan,” a copy of which is attached hereto as Exhibit A);2 the Court having conducted a hearing to consider confirmation of the Plan on May 5, 2011 (the “Hearing”); the Court having considered: (i) the Memorandum of Law of the Debtor in Support of Confirmation of the Debtor’s First Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code and Consolidated Reply to Objections to Confirmation [Docket No 374] (the “Confirmation Memorandum”); (ii) the Declaration of Paul Deutch Regarding Analysis of Ballots for Accepting or Rejecting First Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code for Molecular Insight Pharmaceuticals, Inc., dated May 4, 2011, attached as Ex. A to the Confirmation Memorandum (the “Voting Declaration”); (iii) the Declaration of

[1]	The last four digits of the Debtor’s tax identification number are 2086.
[2]	Capitalized terms used but not defined in this Order have the meanings assigned to such terms in the Plan.

Michiel McCarty in Support of Confirmation of the First Amended Plan of Reorganization of the Debtor Under Chapter 11 of the Bankruptcy Code, dated May 4, 2011 attached as Ex. B to the Confirmation Memorandum; (iv) the evidence offered at the Hearing; (v) the arguments of counsel presented at the Hearing; (vi) the objections filed with respect to confirmation of the Plan, including the Objections of BioMedica Life Sciences S.A. to Confirmation of the Debtor’s First Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code [Docket No. 347] (“BioMedica Objection”) and the Partial Objection by Prometrika, LLC, to Debtor’s First Amended Plan of Reorganization and Proposed Contract Cure [Docket No. 342] (the “Prometrika Objection”); and (vii) the resolution and settlement of the Prometrika Objection; the Court being familiar with the Plan and other relevant factors affecting this Chapter 11 Case pending under the Bankruptcy Code (the “Chapter 11 Case”); the Court having taken judicial notice of the entire docket of the Chapter 11 Case maintained by the Clerk of the Court and/or its duly appointed agent, and all pleadings and other documents filed, all orders entered, and evidence and arguments made, proffered or adduced at the hearings held before the Court during the pendency of the Chapter 11 Case; the Court having found that due and proper notice has been given with respect to the Hearing and the deadlines and procedures for filing objections to the Plan; the appearance of all interested parties having been duly noted in the record of the Hearing; and upon the record of the Hearing, and after due deliberation and sufficient cause appearing therefor;

IT IS HEREBY FOUND, DETERMINED AND CONCLUDED, that:3

JURISDICTION AND VENUE

A. The Court has jurisdiction over this matter and the Chapter 11 Case pursuant to 28 U.S.C. § 1334.

B. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(L), and this Court has jurisdiction to enter a final order with respect thereto.

C. The Debtor is a proper debtor under section 109 of the Bankruptcy Code, and the Debtor is a proper proponent of the Plan under section 1121(a) of the Bankruptcy Code.

D. Each of the conditions precedent to the entry of this Confirmation Order has been satisfied in accordance with section 9.1 of the Plan or properly waived in accordance with section 9.3 of the Plan.

MODIFICATIONS OF THE PLAN

E. Any modifications to the Plan constitute technical changes or changes with respect to particular Claims by agreement with holders of such Claims and do not materially and adversely affect or change the treatment pursuant to the Plan of any Claim against, or Equity Interest in, the Debtor. Pursuant to section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019(a), the modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of acceptances or rejections of the Plan under section 1126 of the Bankruptcy Code, nor do they require that holders of Claims against the Debtor be afforded an opportunity to change previously cast acceptances or rejections of the Plan. The filing of the Plan and the disclosure of the modifications

[3]	To the extent any findings of fact are herein construed to be conclusions of law, they are hereby adopted as such. To the extent any conclusions of law are construed to be findings of fact they are hereby adopted as such.

therein, constitute due and sufficient notice thereof under the circumstances of this Chapter 11 Case. Accordingly, the Plan is properly before the Court, and all votes cast with respect to the Plan prior to the modifications shall be binding and shall apply with respect to the Plan.

STANDARDS FOR CONFIRMATION

UNDER SECTION 1129 OF THE BANKRUPTCY CODE

F. The evidentiary record of the Hearing and the Confirmation Memorandum support the findings of fact and conclusions of law set forth in the following paragraphs.

G. Section 1129(a)(1). The Plan complies with each applicable provision of the Bankruptcy Code. In particular, the Plan complies with the requirements of sections 1122 and 1123 of the Bankruptcy Code as follows:

1. In accordance with section 1122(a) of the Bankruptcy Code, section 3 of the Plan classifies each Claim against, and Equity Interest in, the Debtor into a Class containing only substantially similar Claims or Equity Interests;

2. In accordance with section 1123(a)(1) of the Bankruptcy Code, section 3 of the Plan properly classifies all Claims and Equity Interests that require classification. With respect to Claims that are classified the Debtor has provided proof of a legitimate reason for the separate classification of such Claims, and such classification is justified;

3. In accordance with section 1123(a)(2) of the Bankruptcy Code, section 3 of the Plan properly identifies and describes each Class of Claims and Equity Interests that is not Impaired under the Plan;

4. In accordance with section 1123(a)(3) of the Bankruptcy Code, section 3 of the Plan properly identifies and describes the treatment of each Class of Claims or Equity Interests that is Impaired under the Plan;

5. In accordance with section 1123(a)(4) of the Bankruptcy Code, the Plan provides the same treatment for each Claim or Equity Interest of a particular Class unless the holder of such a Claim or Equity Interest has agreed to less favorable treatment;

6. In accordance with section 1123(a)(5) of the Bankruptcy Code, section 5 of the Plan provides adequate means for its implementation;

7. In accordance with section 1123(a)(6) of the Bankruptcy Code, the Reorganized Debtor’s Restated Certificate of Incorporation contains provisions prohibiting the issuance of non-voting equity securities and providing for the appropriate distribution of voting power among all classes of equity securities authorized for issuance;

8. In accordance with section 1123(a)(7) of the Bankruptcy Code, the provisions of the Plan and the Reorganized Debtor’s Restated Certificate of Incorporation, Restated ByLaws and the Stockholders’ Agreement regarding the manner of selection of officers and directors of the Reorganized Debtor are consistent with the interests of creditors and equity security holders and with public policy;

9. In accordance with section 1123(b)(1) of the Bankruptcy Code, section 3 of the Plan impairs or leaves unimpaired, as the case may be, each Class of Claims and Equity Interests;

10. In accordance with section 1123(b)(2) of the Bankruptcy Code, section 8 and other provisions of the Plan provide for the assumption, assumption and assignment, or rejection of the executory contracts or unexpired leases of the Debtor that have not been previously assumed, assumed and assigned, or rejected pursuant to section 365 of the Bankruptcy Code and orders of the Court;

11. In accordance with section 1123(b)(3) of the Bankruptcy Code, section 10.7 of the Plan provides that the Reorganized Debtor will retain and may enforce any claims, demands, rights, defenses and causes of action that the Debtor or Estate may hold against any entity, including any litigation rights, to the extent not expressly released under the Plan or by any Final Order of the Court (including, without limitation, the releases set forth in sections 10.4 and 10.5 of the Plan);

12. In accordance with section 1123(b)(5) of the Bankruptcy Code, sections 4.2 and 4.3 of the Plan modify or leave unaffected, as the case may be, the rights of certain holders of secured claims in Classes 2 and 3;

13. In accordance with section 1123(b)(6) of the Bankruptcy Code, the Plan includes additional appropriate provisions that are not inconsistent with applicable provisions of the Bankruptcy Code; and

14. In accordance with section 1123(d) of the Bankruptcy Code, section 8.2 of the Plan provides for the satisfaction of cure payments associated with each executory contract or unexpired lease to be assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All cure payments will be determined in accordance with the underlying agreements and applicable law.

H. The Debtor has complied with all applicable provisions of the Bankruptcy Code with respect to the Plan and the solicitation of acceptances or rejections thereof. In particular, the Plan complies with the requirements of sections 1125 and 1126 of the Bankruptcy Code as follows:

1. In compliance with the Order (A) Approving Disclosure Statement with Respect to First Amended Chapter 11 Plan of Reorganization; (B) Establishing Voting Record Date; (C) Approving Solicitation Procedures, Forms of Ballot, and Manner of Notice; (D) Fixing the Deadline for Filing Objections to Plan Confirmation; and (E) Scheduling a Hearing on Plan Confirmation entered March 23, 2011 [Docket No. 279] (the “Disclosure Statement Order”), on or before [March 23, 2011], the Debtor, through its claims and noticing agent, Omni Management Group, LLC (“Omni”), caused copies of the following materials to be transmitted to all holders of Claims in Classes that were entitled to vote to accept or reject the Plan (i.e., Claims in Classes 3 and 4):

•	A copy of the Disclosure Statement, as approved by the Court (with exhibits, including the Plan);

•	A copy of the Disclosure Statement Order;

•	An appropriate Ballot and an addressed, postage-paid return envelope; and

•

The Notice of Solicitation and Confirmation Procedures (collectively with the materials described in the preceding bullets, the “Solicitation Package”). See Affidavit of Service by Omni [Docket No.292], dated March 25, 2011 (the “Omni Service Affidavit”).

2. In compliance with the Disclosure Statement Order, on or before March 23, 2011 (the “Solicitation Date”), the Debtor, through Omni, caused copies of the Solicitation Package to be served on (a) all holders of Claims in the Voting Classes (through their Voting Nominees, if applicable) (i) who timely filed proofs of claim that have not been disallowed, disqualified, suspended, reduced, or expunged by Order of the Court prior to the Voting Record Date and are not the subject of a pending objection filed by the Debtor on the Voting Record Date, (ii) whose Claims are identified in the Schedules, other than those scheduled as unliquidated, contingent, and/or disputed (excluding scheduled Claims that have been superseded by filed Claims), or (iii) whose Claim is a Disputed Claim that has been estimated or temporarily allowed for voting purposes (with the Debtor promptly serving the Solicitation Package on a holder of such Claim promptly after entry of any post-Solicitation Date order estimating or temporarily allowing such Claim for voting purposes); (b) the U.S. Trustee; (c) the Securities and Exchange Commission; (d) the Office of the United States Attorney General for the District of Massachusetts; (e) counsel to the Indenture Trustee; (f) counsel to the Bondholders; (g) the Internal

Revenue Service; (h) the Massachusetts Department of Revenue; and (i) any party that has filed a request for notice pursuant to Bankruptcy Rule 2002.

3. In compliance with the Disclosure Statement Order, on or before the Solicitation Date, the Debtor, through Omni, served the Notice of Solicitation Procedures and Non-Voting Status on all known holders of (a) Disputed Claims that have not been temporarily allowed for voting purposes and (b) Claims and Equity Interests that are not in the Voting Classes (i.e., Classes 1, 2, 5, and 6) See Omni Service Affidavit at ¶ 2(IV).

4. On March 7, 2011, the Debtor filed (and made available on Omni’s website at www.omnimgt.com/molecular) the Plan [Docket No. 235]. A plan dated as of March 23, 2011 (with technical corrections) was attached as Exhibit A to the Disclosure Statement [Docket No. 279] and included in the Solicitation Package.

5. The Solicitation Package provided due and proper notice of the Hearing and all relevant dates, deadlines, procedures and other information relating to the Plan and/or the solicitation of votes thereon, including, without limitation, the voting deadline, the objection deadline, the time, date and place of the Hearing and the release provisions in the Plan.

6. All persons entitled to receive notice of the Disclosure Statement, the Plan, and the Hearing have received proper, timely and adequate notice in accordance with the Disclosure Statement Order, applicable provisions of the Bankruptcy Code and the Bankruptcy Rules, and have had an opportunity to appear and be heard with respect thereto.

7. On April 20, 2011, the Debtor filed the Plan Supplement [Docket No. 331] in accordance with the Plan. All materials included in the Plan Supplements comply with the terms of the Plan and the filing and notice of such documents is good and proper in accordance with the Bankruptcy Code, the Bankruptcy Rules and the MLBR and no other or further notice is or shall be required.

8. The Debtor solicited votes with respect to the Plan in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order. Accordingly, the Debtor is entitled to the protections afforded by section 1125(e) of the Bankruptcy Code and the exculpation provisions set forth in section 10.6 of the Plan.

9. Claims in Classes 1 and 2 under the Plan are unimpaired, and such Classes are deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

10. Claims in Classes 5 and 6 under the Plan are impaired, not receiving or retaining any interest or property on account of such claims or interests, and such Classes are deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

11. The Plan was voted on by the two Classes of Impaired Claims that were entitled to vote pursuant to the Bankruptcy Code, the Bankruptcy Rules and the Disclosure Statement Order (i.e., Classes 3 and 4)).

12. Omni has made a final determination of the validity of, and tabulation with respect to, all acceptances and rejections of the Plan by holders of Claims entitled to vote on the Plan, including the amount and number of accepting and rejecting Claims in Classes 3 and 4 under the Plan. See Voting Declaration, Exhibits 1 and 2.

13. Both Classes 3 and 4, constituting the two Classes of Impaired Claims that were entitled to vote pursuant to the Bankruptcy Code, have accepted the Plan by at least two-thirds in amount and a majority in number of the Claims in such Classes actually voting. See Voting Declaration, Exhibits 1 and 2.

I. Section 1129(a)(3). The Plan has been proposed in good faith and not by any means forbidden by law. This Chapter 11 Case was filed with an honest belief that the Debtor was in need of reorganization and the Plan was negotiated and proposed with the intention of accomplishing a successful reorganization, and for no ulterior purpose. The Plan fairly achieves a result consistent with the objectives and purposes of the Bankruptcy Code. In so finding, the Court has considered the totality of the circumstances in this Chapter 11 Case. The Plan is the result of extensive good faith, arms’ length negotiations between the Debtor and certain of its principal constituencies (including the Consenting Bondholders) over many months and reflects substantial input from the principal constituencies having an interest in this Chapter 11 Case and, as evidenced by the overwhelming acceptance of the Plan, achieves the goal of consensual reorganization embodied within the Bankruptcy Code.

J. Section 1129(a)(4). No payment for services or costs and expenses in or in connection with this Chapter 11 Case, or in connection with the Plan and incidental to the Chapter 11 Case, has been or will be made by the Debtor other than payments that have been authorized by order of the Court. Pursuant to section 2.3 of the Plan, all payments to be made to professionals or other entities asserting a claim for Professional Fees for services rendered before the Effective Date will be subject to final review and approval by this Court.

K. Section 1129(a)(5). The compensation of the Reorganized Debtor’s directors will be consistent with the Reorganized Debtor’s constituent documents. The Debtor disclosed (1) the affiliations of its proposed directors and officers and (2) the compensation of any insiders to be employed or retained by the Reorganized Debtor (to the extent not previously disclosed). Notice of Filing of List of Proposed Directors and Officers of the Reorganized Debtors, May 4, 2011 [Docket No 375] (the “D&O Disclosure Schedule”). The proposed directors and officers for the Reorganized Debtor are qualified, and the appointments to, or continuance in, such offices by the proposed directors and officers is consistent with the interests of holders of Claims and Equity Interests and with public policy.

L. Section 1129(a)(6). The Plan does not provide for any changes in rates that require regulatory approval of any governmental agency.

M. Section 1129(a)(7). The Plan satisfies section 1129(a)(7) of the Bankruptcy Code. The liquidation analysis set forth in Exhibit D to the Disclosure Statement and other evidence proffered or adduced at the Hearing (a) are persuasive and credible, (b) have not been controverted by other evidence, and (c) establish that each holder of a Claim or Equity Interest in an Impaired Class either (i) has accepted the Plan or (ii) will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount that it would receive if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code on such date.

N. Section 1129(a)(8). The Plan has been accepted by all Impaired Classes of Claims and Equity Interests, consistent with the requirements of section 1129(a)(8) of the Bankruptcy Code, other than Classes 5 and 6, which were deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code.

O. Section 1129(a)(9). The Plan provides treatment for Administrative Expense Claims, Priority Tax Claims and Other Priority Claims that is consistent with the requirements of section 1129(a)(9) of the Bankruptcy Code.

P. Section 1129(a)(10). The Plan has been accepted by the two classes of Impaired Claims that are entitled to vote on the Plan (i.e., Classes 3 and 4), determined without including any acceptance of the Plan by any “insider.” See Voting Declaration.

Q. Section 1129(a)(11). The Plan is feasible, within the meaning of section 1129(a)(11) of the Bankruptcy Code. The Debtor’s Financial Projections as of the Effective Date are reasonable and made in good faith, and Confirmation of the Plan is not likely to be followed by the liquidation or the need for the further financial reorganization of the Debtor. The Financial Projections estimate the Reorganized Debtor’s cash flow through fiscal year 2013, demonstrating that cash on hand will be sufficient to fund the Debtor’s operations on a standalone basis through June 2012. This provides the Reorganized Debtor with an appropriate time period during which the Reorganized Debtor will be able to raise additional capital either through additional debt or equity financings (including from certain of the Consenting Bondholders and affiliate entities of certain of the Consenting Bondholders) or through the monetization of at least one of its highly valuable product candidates. The Debtor has demonstrated a reasonable assurance of the Plan’s prospects for success.

R. Section 1129(a)(12). Section 12.1 of the Plan provides that fees payable pursuant to section 1930 of title 28 of the United States Code will be paid by the Debtor on or before the Effective Date. After the Effective Date, all fees payable pursuant to section 1930 of title 28 of the United States Code will be paid by the Reorganized Debtor until the earlier of the conversion or dismissal of the this Chapter 11 Case under section 1112 of the Bankruptcy Code, or the closing of this Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

S. Section 1129(a)(13). The Debtor is under no prepetition or current obligation to provide retiree benefits as defined in section 1114 of the Bankruptcy Code and therefore this section is inapplicable.

T. Section 1129(a)(16). To the extent any transfers of property under the Plan will be made by a nonprofit corporation or trust, such transfers will be made in accordance with applicable non-bankruptcy law. Accordingly, the Plan satisfies the requirements of section 1129(a)(16) of the Bankruptcy Code.

U. Section 1129(b). The Plan satisfies section 1129(b) of the Bankruptcy Code with respect to the Classes that are deemed to have rejected the Plan (i.e., Classes 5 and 6). The evidence proffered or adduced at the Hearing (i) is persuasive and credible, (ii) has not been controverted by other evidence, and (iii) establishes that the Plan does not discriminate unfairly and is fair and equitable with respect to Classes 5 and 6, as required by section 1129(b) of the Bankruptcy Code because (a) each dissenting Class is treated substantially equally to similarly situated Classes, (b) no holder of a Claim or Equity Interest will receive more than it is legally entitled to receive on account of its Claim or Equity Interest, and (c) the Plan does not provide a recovery on account of any Claim or Equity

Interest that is junior to the Impaired, non-accepting Classes of Claims and Equity Interests (i.e., Classes 5 and 6). Thus, the Plan may be confirmed notwithstanding the Debtor’s failure to satisfy section 1129(a)(8) of the Bankruptcy Code. After entry of this Confirmation Order and upon occurrence of the Effective Date, the Plan shall be binding on the members of Classes 5 and 6.

V. Section 1129(c). The Plan is the only plan that has been filed in this Chapter 11 Case and it has been found to satisfy the requirements of subsections (a) and (b) of section 1129 of the Bankruptcy Code. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

W. Section 1129(d). No party in interest has requested that the Court deny Confirmation of the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act, and the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

RESTRUCTURING TRANSACTIONS

X. The Restructuring Transactions’ primary purpose is to promote, among other things, the implementation of all transactions described in, approved by, contemplated by, or necessary to effectuate the Plan. The Restructuring Transactions work to implement the Plan by authorizing the Reorganized Debtor, on the Effective Date of the Plan, to, among other things: (1) execute and deliver appropriate agreements or other documents of merger, consolidation, or reorganization consistent with the terms of the Plan (including, without limitation, the Exit Credit Agreement, the New Pledge and Security Agreement and the New Warrant Agreement) and which satisfy the requirements of applicable law; (2)

execute and deliver appropriate instruments of transfer, assignment, assumption, or delegation of any property, right, liability, duty or obligation on terms consistent with the Plan; (3) reincorporate in Delaware; and (4) take all other actions that the Reorganized Debtor determines are necessary and appropriate.

EXECUTORY CONTRACTS

Y. Pursuant to sections 365 and 1123(b)(2) of the Bankruptcy Code, upon the occurrence of the Effective Date, section 8 of the Plan provides for the assumption or rejection of certain Executory Contracts. The Debtor’s determinations regarding the assumption or rejection of Executory Contracts are based on and within the sound business judgment of the Debtor, are necessary to the implementation of the Plan, and are in the best interests of the Debtor, its estate, holders of Claims and other parties-in-interest in this Chapter 11 Case. The Debtor has determined that, on the Effective Date, certain Executory Contracts (deemed or otherwise) set forth in the Schedule I to the Notice of Filing of Schedule of Executory Contracts and Unexpired Leases Intended to be Assumed and Cure Costs Related Thereto [Docket No. 332] (as may be amended or modified pursuant to the terms of the Plan, the “Assumption Schedule”) and expressly assumed under the Plan, are assumed pursuant to section 365 of the Bankruptcy Code. Notwithstanding anything set forth in section 8 of the Plan, any Executory Contract (deemed or otherwise) not included on the Assumption Schedule, expressly assumed under the Plan, previously assumed or rejected or the subject of a pending motion to assume or reject, will be rejected as of the Effective Date. After such assumptions, the Reorganized Debtor will be solvent and left with sufficient assets, liquidity and capital to satisfy its obligations as they come due for the foreseeable future. In accordance with Section 8.2 of the Plan, cure amounts as set forth in the Assumption Schedule associated with each Executory Contract to be assumed pursuant to the

Plan in accordance with section 365(b)(1) of the Bankruptcy Code shall be binding on any counterparties to such Executory Contracts; provided, however, that the cure disputes with Cardinal Health Nuclear Pharmacy Service, CIT Financing, Duke University, INC Research, LLC, Johns Hopkins University, Prometrika, LLC, RadPharm (Corelab), and University of Texas MD Anderson shall be resolved by the Debtor and those counterparties without further order of the court or, to the extent necessary, will be subject to a determination by the Court on an expedited basis prior to the Effective Date.

RELEASES

Z. Each non-Debtor party that will benefit from the releases and related exculpations set forth in sections 10.4, 10.5 and 10.6 of the Plan (collectively, the “Plan Releases”) either shares an identity of interest with the Debtor, was instrumental to the successful prosecution of the Chapter 11 Case and/or provided substantial consideration to the Debtor, which value will allow for distributions that would not otherwise be available but for the contributions made by such non-Debtor parties. The Plan Releases are, individually and collectively, integral to, and necessary for the successful implementation of the Plan, essential to the Debtor’s reorganization, and supported by reasonable consideration. Releases of non-Debtor parties pursuant to sections 10.4 and 10.5 of the Plan: (1) are binding upon the Reorganized Debtor and, as applicable, the Consenting Bondholders, (2) were appropriately disclosed by the Debtor in the Disclosure Statement and (3) were contemplated by the Plan Support Agreement. Each of the Debtor and, as applicable, the Consenting Bondholders has expressly consented to the Plan Releases. In light of all of the circumstances, the Plan Releases satisfy the standards contained in In re M.J.H. Leasing, Inc., 328 B.R. 363, 370 (Bankr. D. Mass. 2005) to the extent applicable, and are fair to the releasing parties. Accordingly, the BioMedica Objection to the Plan Releases is without merit and is overruled.

ACCORDINGLY, IT IS HEREBY ORDERED, FOUND AND DETERMINED, that:

1. Confirmation of the Plan. The Plan and each of its provisions (whether or not specifically approved herein) are CONFIRMED in each and every respect, pursuant to section 1129 of the Bankruptcy Code; provided, however, that if there is any direct conflict between the terms of the Plan and the terms of this Confirmation Order, the terms of this Confirmation Order shall control. The Effective Date of the Plan shall occur on the date determined by the Debtor when the conditions set forth in section 9.2 of the Plan have been satisfied or, if applicable, have been waived in accordance with section 9.3 of the Plan. Any objections or responses to confirmation of the Plan and the reservation of rights contained therein that (a) have not been withdrawn, waived or settled prior to the entry of this Confirmation Order or (b) are not cured by the relief granted herein are hereby OVERRULED in their entirety and on their merits, and all withdrawn objections or responses are hereby deemed withdrawn with prejudice.

2. Confirmation Order Binding on All Parties. Subject to the provisions of section 10.1 of the Plan, in accordance with section 1141(a) of the Bankruptcy Code and notwithstanding any otherwise applicable law, upon the occurrence of the Effective Date, the terms of the Plan and this Confirmation Order shall be binding upon, and inure to the benefit of: (a) the Debtor; (b) the Reorganized Debtor; (c) any and all holders of Claims or Equity Interests (irrespective of whether such Claims or Equity Interests are Impaired under the Plan or whether the holders of such Claims or Equity Interests accepted, rejected or are deemed to have accepted or rejected the Plan); (d) any other person giving, acquiring or receiving property under the Plan; (e) any and all non-Debtor parties to Executory Contracts with the Debtor; and (f) the respective heirs, executors, administrators, trustees, affiliates, officers, directors, agents, representatives, attorneys, beneficiaries, guardians, successors or assigns, if any, of any of the foregoing. On the Effective Date, all settlements, compromises, releases (including, without limitation, the Plan Releases), waivers, discharges, exculpations and injunctions set forth in the Plan shall be effective and binding on all Persons who may have had standing to assert any settled, released, discharged, exculpated or enjoined causes of action, and no other Person or entity shall possess such standing to assert such causes of action after the Effective Date.

3. Administrative Expense Claims and Priority Claims. On and after the Effective Date, distributions on account of all Administrative Expense Claims and Priority Claims shall be effectuated pursuant to section 2 of the Plan, which is specifically approved in all respects, is incorporated herein in its entirety and is so ordered. The Distribution Record Date shall be April 28, 2011.

4. Classification of Claims and Equity Interests. The classification of Claims, the designations of Claims as Impaired/Unimpaired entitled to vote, and the deemed acceptance/rejection of each class in section 3 of the Plan is specifically approved in all respects, is incorporated herein in its entirety and is so ordered.

5. Treatment of Claims and Equity Interests. The Plan’s treatment of each class of Claims and Equity Interests in section 4 of the Plan is specifically approved in all respects, is incorporated herein in its entirety and is so ordered.

6. Means for Implementation. The designated means for implementation in section 5 of the Plan are specifically approved in all respects, are incorporated herein in their entirety and are so ordered. The Plan Securities to be distributed pursuant to the Plan shall be issued, as applicable, pursuant to the exemption set forth in section 1145(a)(1) of the Bankruptcy Code and shall be freely tradable, without restriction, except to the extent any holder is an underwriter as provided in section 1145(b)(1) of the Bankruptcy Code. The New Warrants and New Molecular Insight Preferred Stock to be issued pursuant to the exercise of the New Warrants shall be exempt from the registration and prospectus delivery requirements of section 5 of the Securities Act and any other applicable law requiring registration and/or delivery of a prospectus prior to the offering, issuance, distribution or sale of securities pursuant to the exemptions set forth in section 4(2) of the Securities Act or Regulation D promulgated thereunder. The Debtor is hereby authorized to take such actions and to execute and deliver such documents as shall be necessary or convenient to effectuate the issuance of all debt and equity securities to be issued pursuant to the Plan.

(a) On or prior to the Effective Date, the Debtor will, as a Reorganized Debtor, reincorporate as a Delaware corporation. Except as otherwise provided in this Order, the Debtor, as Reorganized Debtor, shall continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation, as applicable, under the laws of its state of incorporation and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire or dispose of its property, without supervision or approval by the

Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or this Order.

(b) Except to the extent provided otherwise in the Plan, on the Effective Date the Old Molecular Insight Equity Interests shall no longer be outstanding, shall be canceled, retired, and deemed terminated, and shall cease to exist, as permitted by section 1123(a)(5) of the Bankruptcy Code and the obligations of the Debtor pursuant, relating or pertaining to any agreements, certificates of designation, by-laws or certificate or articles of incorporation or similar documents governing the shares, certificates, purchase rights, options, or other instruments or documents evidencing or creating any ownership interest in the Debtor shall be released and discharged.

(c) Except (i) for purposes of evidencing a right to distributions under the Plan, (ii) with respect to Executory Contracts that have been assumed by the Debtor, or (iii) as otherwise provided in the Plan, on the Effective Date, all the agreements and other documents evidencing the Claims or rights of any holder of a Claim against the Debtor, including the Indenture (subject to section 5.3(c) of the Plan) and the Bonds evidencing such Claims, in each case, outstanding prior to the Effective Date, shall be canceled.

(d) Notwithstanding the foregoing, nothing herein affects the Indenture Trustee’s rights pursuant to the Indenture and applicable non-bankruptcy law to assert liens on any distributions under the Plan to the holders of the Bonds issued pursuant to such Indenture, to secure payment of its fees and expenses. If the Indenture Trustee does not serve as Disbursing Agent with respect to distributions to its respective holders, then the funds distributed to any such Disbursing Agent shall be subject to the lien of the Indenture Trustee under the Indenture.

(e) On the Effective Date, the Reorganized Debtor shall execute and deliver all other documents required to be issued or executed pursuant to the Plan, including, the Exit Credit Agreement, the New Pledge and Security Agreement, and the New Warrant Agreement, and such issuance, execution and delivery is hereby authorized without further act or action under applicable law, regulation, order or rule. The Reorganized Debtor shall execute and deliver such other agreements, documents and instruments as are required to be executed and/or delivered pursuant to the terms of (including, but not limited to, as a condition precedent to the effectiveness of) the Plan, the Exit Credit Agreement and the New Pledge and Security Agreement. The guarantees and liens securing obligations under the Exit Credit Agreement, the New Pledge and Security Agreement and New Loans shall be as set forth in the Exit Credit Agreement and the New Pledge and Security Agreement. The guarantees, mortgages, pledges, liens and other security interests granted and pursuant to or in connection with the Exit Credit Agreement and the New Pledge and Security Agreement are granted in good faith as an inducement to the holder of the New Loans to extend credit thereunder and shall be, and hereby are, deemed not to constitute a fraudulent conveyance or fraudulent transfer, and shall not otherwise be subject to avoidance.

(f) As of the Effective Date, the New Loans will be in an aggregate principal amount not to exceed $40 million. The New Loans will be borrowed pursuant to the Exit Credit Agreement. The proceeds from the New Loans will be used to: (i) pay allowed DIP Facility Claims (if any); (ii) pay fees, costs and expenses incurred directly in connection with the Restructuring Transactions; (iii) pay the fees, costs and expenses of the Bondholder

Professionals that have not been paid in full in accordance with the Cash Collateral Order or to otherwise reimburse holders of Secured Bond Claims for any amount of such fees, costs or expenses paid by holders of Secured Bond Claims to the Bondholder Professionals during the Chapter 11 Case; and (iv) fund the Reorganized Debtor’s working capital and general corporate needs.

(g) All Cash necessary for the Reorganized Debtor to make payments required pursuant to the Plan will be funded with Cash on hand, by the New Loans, and the proceeds, if any, of Avoidance Actions and insurance. On the Effective Date, the Exit Lenders shall fund the New Loans to the Reorganized Debtor, in accordance with the Exit Credit Agreement and subject to the satisfaction of the conditions precedent set forth therein. From and after the Effective Date, the Reorganized Debtor, subject to any applicable limitations set forth in the Exit Credit Agreement, the Restated Certificate of Incorporation and any other post-Effective Date financing document, shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the board of directors of the Reorganized Debtor deems appropriate.

(h) On the Effective Date, the Reorganized Debtor shall issue or reserve for issuance all of the New Molecular Insight Capital Stock and the New Warrants. The New Molecular Insight Preferred Stock and the New Warrants shall represent all of the Equity Interests in Reorganized Debtor as of the Effective Date and, other than shares reserved for issuance pursuant to the Management Equity Plan, for issuance upon the exercise of the New Warrants, and upon conversion of the New Molecular Insight Preferred Stock. The New Molecular Insight Preferred Stock shall be issued to the holders of Secured Bond Claims, as provided in the Plan. The New Warrants shall be issued to the Exit Lenders as provided in the

Plan, the Exit Commitment Letter, and the New Warrant Agreement. The issuance of the New Molecular Insight Capital Stock and the New Warrants by the Reorganized Debtor is authorized without the need for further corporate action and all of the shares of New Molecular Insight Capital Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable. The New Warrants shall have an exercise price of $0.01 per share. The Reorganized Debtor will issue and transfer the New Molecular Insight Capital Stock and New Warrants through separate stock certificates to the Holders of Secured Bond Claims and/or the Exit Lenders.

(i) On the Effective Date, the Reorganized Debtor shall enter into and deliver the Investor Rights Agreement and the Stockholders’ Agreement, in substantially the forms included in the Plan Supplement, to each entity or person that is intended to be a party thereto and such agreements shall be deemed to be valid, binding and enforceable in accordance with their respective terms, and each holder of New Molecular Insight Capital Stock (including the holders of the New Warrants upon their exercise thereof) shall be bound thereby, in each case without the need for execution by any party thereto other than the Reorganized Debtor.

(j) On or prior to the Effective Date, the Reorganized Debtor shall be a private company and shall take such actions necessary to cease being a reporting company as contemplated under Securities Exchange Act of 1934 and any applicable regulations. As such, subject to the Investor Rights Agreement, the Reorganized Debtor will not list the New Molecular Insight Capital Stock on a national securities exchange.

(k) On the Effective Date, all property of the Estate, and any property acquired by the Debtor during this Chapter 11 Case or the Reorganized Debtor under the Plan, shall vest in the Reorganized Debtor, free and clear of all Claims, Liens, charges, or other encumbrances and interests except as provided in the Plan and this Confirmation Order. From and after the Effective Date, the Reorganized Debtor may operate its businesses and may use, acquire and dispose of property, free of restrictions imposed under the Bankruptcy Code.

(l) On the Effective Date, the DIP Order and the Cash Collateral Order, including the use of cash collateral thereunder, shall be terminated. Upon the indefeasible payment in full in Cash on the Effective Date of all allowed DIP Claims and Claims due and owing as a form of adequate protection under the Cash Collateral Order, all Liens, Claims and security interests granted to secure the Secured Bond Claims under the Cash Collateral Order and the DIP Claims under the DIP Order shall be deemed terminated and shall be of no further force and effect. The Reorganized Debtor shall be entitled to take any action necessary to effectuate the discharge of any Lien under the Cash Collateral Order and the DIP Order. On the Effective Date, the Debtor shall pay in Cash all unpaid amounts due and owing as a form of adequate protection under the Cash Collateral Order and the DIP Order, if any, as applicable, as provided in the Cash Collateral Order and DIP Order, as applicable.

(m) On the Effective Date, the certificate of incorporation and bylaws of the Reorganized Debtor shall be amended and restated in the form of the Restated Certificate of Incorporation and the Restated ByLaws. The Restated Certificate of Incorporation of the Reorganized Debtor will prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code without any further actions by the stockholders or directors of the Debtor or the Reorganized Debtor. After the Effective Date, the Reorganized Debtor may amend and restate the Restated Certificate of Incorporation as provided therein or by applicable law.

(n) Notwithstanding anything to the contrary set forth in the Plan, subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, on the Effective Date, (i) the initial directors of the Debtor shall be appointed by the holders of New Molecular Insight Capital Stock in accordance with the Restated Certificate of Incorporation and the Stockholders’ Agreement, and (ii) the officers of the Debtor immediately prior to the Effective Date (other than the chief restructuring officer) shall be the initial officers of the Reorganized Debtor. All directors of the Debtor serving immediately prior to the Effective Date shall be deemed to have resigned as of the Effective Date. Pursuant to section 1129(a)(5) of the Bankruptcy Code, the Debtor has disclosed as set forth in the D&O Disclosure Schedule the identity and affiliations of any other person proposed to serve on the initial board of directors of the Reorganized Debtor or as an initial officer of the Reorganized Debtor, and, to the extent such person is an insider, the nature of any compensation for such person. The classification and composition of the board of directors shall be consistent with the Restated Certificate of Incorporation, and such board shall consist of no more than five (5) directors, with one being the then serving chief executive officer of the Reorganized Debtor (upon the selection thereof). Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Stockholders’ Agreement, the Restated Certificate of Incorporation and Restated Bylaws of the Reorganized Debtor and the corporation laws of the State of Delaware.

(o) On the Effective Date, and as provided in the Plan, the adoption of the Restated Certificate of Incorporation and the Restated Bylaws, the selection of directors and officers for the Reorganized Debtor, and all actions of the Debtor and the Reorganized Debtor contemplated by the Plan shall be deemed, without further action of any kind or nature, to be authorized and approved in all respects (subject to the provisions of the Plan and this Order). All matters provided for in the Plan involving the corporate structure of the Debtor and the Reorganized Debtor and any corporate action required by the Debtor and the Reorganized Debtor in connection with the Plan (including without limitation, the approval of the Restated Certificate of Incorporation and the reincorporation in Delaware), shall be deemed to have timely occurred in accordance with applicable law and shall be in effect, without any requirement of further action by the security holders or directors of the Debtor and the Reorganized Debtor, under the General Corporation Law of the State of Delaware or the Bankruptcy Code. Notwithstanding the foregoing, on the Effective Date the appropriate officers and members of the board of directors of the Reorganized Debtor are and shall be authorized and directed to take or cause to be taken all such actions as may be necessary or appropriate to issue, execute and deliver the agreements, documents, certificates, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtor, as the successor to the Debtor.

(p) Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from the Debtor to the Reorganized Debtor or to any entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer, or exchange of any debt, securities, or other interest in the Debtor or the Reorganized Debtor; (2) the creation, modification, consolidation, or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment, or recording of any lease or sublease; or (4) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

7. Plan Distributions. On and after the Effective Date, distributions on account of Allowed Claims shall be effectuated pursuant to section 6 of the Plan, which is specifically approved in all respects, is incorporated herein in its entirety, and is so ordered. The Distribution Record Date shall be April 28, 2011.

8. Procedures for Disputed Claims.

(a) Objections to Claims. Notwithstanding anything to the contrary set forth in the Plan, parties-in-interest other than the Reorganized Debtor may object to Claims only after obtaining leave from the Court. Except as to applications for allowance of compensation and reimbursement of expenses under sections 328, 330 and 503 of the Bankruptcy Code and Claims to which other parties-in-interest have obtained leave from the Court to object, the Reorganized Debtor shall on and after the Effective Date have the exclusive authority to enforce, sue on, object to, settle, compromise, withdraw, assign or litigate to judgment (or decline to do any of the foregoing) any and all Claims, its objections to Claims including Administrative Expense Claims, Causes of Action, suits, and proceedings, whether in law or in equity, whether known or unknown, that the Debtor or the Estate may hold against any person or entity without approval of the Bankruptcy Court, subject to section 7.1 of the Plan, this

Confirmation Order, and any contract, instrument, release, indenture or other agreement entered into in connection with the Plan.

(b) All objections to Claims must be filed on or before the date that is one hundred eighty (180) days after the Effective Date.

(c) Payments and Distributions with Respect to Disputed Claims. Notwithstanding any other provision of the Plan or this Confirmation Order, if any portion of a Claim is a Disputed Claim, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim; provided, however, section 7.2 of the Plan shall not prohibit the Reorganized Debtor, in its sole discretion, from paying any portion of the Disputed Claim, if any, that is not specifically disputed. After a Disputed Claim becomes an Allowed Claim, the holder of such Allowed Claim shall receive all payments and distributions to which such holder is then entitled in accordance with section 6 of the Plan. Notwithstanding the foregoing, any person who holds both an Allowed Claim(s) and a Disputed Claim(s) shall receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no payment or distribution shall be made on the Disputed Claim(s) until such dispute(s) is resolved by settlement or Final Order. To the extent that all or a portion of a Disputed Claim is disallowed, the holder of such Claim shall not receive any distribution on account of the portion of such Claim that is disallowed and any property withheld pending the resolution of such Claim shall be reallocated pro rata to the holders of Allowed Claims in the same Class.

(d) Estimation of Claims. The Debtor or Reorganized Debtor may at any time request that the Bankruptcy Court estimate any Contingent Claim or Disputed Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether an objection was previously filed with the Bankruptcy Court with respect to such Claim, or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including, without limitation, during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any Contingent Claim or Disputed Claim, the amount so estimated shall constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on the amount of such Claim, the Debtor may pursue supplementary proceedings to object to the allowance of such Claim. All of the aforementioned objection, estimation, and resolution procedures are intended to be cumulative and not exclusive of one another. Except as provided herein, Claims may be estimated and subsequently compromised, settled, withdrawn, or resolved by any mechanism approved by the Bankruptcy Court.

(e) Disallowed Claims. All Claims held by persons or entities against whom or which the Debtor has commenced a proceeding asserting a Cause of Action under sections 542, 543, 544, 545, 547, 548, 549, and/or 550 of the Bankruptcy Code shall be deemed “disallowed” claims pursuant to section 502(d) of the Bankruptcy Code and holders of such claims shall not be entitled to vote to accept or reject the Plan. Claims that are deemed disallowed pursuant to this section shall continue to be disallowed for all purposes until the avoidance action against such party has been settled or resolved by Final Order and any sums due to the Debtor from such party have been paid.

(f) EXCEPT AS OTHERWISE AGREED BY THE DEBTOR WITH THE PRIOR WRITTEN CONSENT OF THE REQUIRED CONSENTING BONDHOLDERS, ANY AND ALL PROOFS OF CLAIM FILED AFTER THE APPLICABLE CLAIMS BAR DATE SHALL BE DEEMED DISALLOWED AND EXPUNGED AS OF THE EFFECTIVE DATE WITHOUT ANY FURTHER NOTICE TO OR ACTION, ORDER OR APPROVAL OF THIS COURT, AND HOLDERS OF SUCH CLAIMS MAY NOT RECEIVE ANY DISTRIBUTIONS ON ACCOUNT OF SUCH CLAIMS, UNLESS SUCH LATE PROOF OF CLAIM IS DEEMED TIMELY FILED BY A FINAL ORDER OF THIS COURT.

(g) On or after the Effective Date, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Reorganized Debtor, and, to the extent such prior authorization is not received, any such new or amended Claim filed shall be deemed disallowed and expunged without any further notice to or action, order or approval of this Court.

9. Executory Contracts.

(a) The Executory Contract provisions of section 8 of the Plan are specifically approved in all respects, are incorporated herein in their entirety and are so ordered. Entry of this Confirmation Order shall constitute approval, pursuant to sections 365 and 1123 of the Bankruptcy Code, of the assumption or rejection of Executory Contracts as provided for in the Plan (as clarified herein). Unless Executory Contracts were previously assumed or rejected by the order of the Bankruptcy Court, the Debtor is deemed to have assumed the Executory Contracts in the Assumption Schedule and rejected all other Executory Contracts consistent with Exhibit 8 to the Plan Supplement as of the Effective

Date. All counterparties to Executory Contracts required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to confirmation of the Plan) have been given due, proper, timely and adequate notice in accordance with the Disclosure Statement Order in compliance with the Bankruptcy Code, the Bankruptcy Rules, the MLBR and applicable nonbankruptcy law and such parties have had an opportunity to appear and be heard with respect thereto. No other or further notice, solicitation or re-solicitation is required. The Plan Supplement and the Assumption Schedule may be amended, modified or supplemented up through and until the Effective Date, and further notice will be provided to counterparties to such Executory Contracts affected by such amendments, modifications and supplements.

(b) Pursuant to Section 8.4 of the Plan, as of the Effective Date, the Reorganized Debtor shall assume all of the insurance policies for directors’ and officers’ liability maintained by the Debtor as of the Petition Date, including the negotiated extended reporting period endorsement to the directors and officers liability insurance policy that is currently in force, pursuant to section 365(a) of the Bankruptcy Code.

(c) The Court takes judicial notice that pursuant to that Order on Motion of the Debtor for Order Approving the Rejection of Certain Executory Contracts with BioMedica Life Sciences, S.A. [Docket No. 365] that certain Territory License Agreement, dated September 1, 2009 (as amended, the “BioMedica License Agreement”), between Molecular Insight and BioMedica and that certain Supply Agreement between Molecular Insight and BioMedica, dated October 19, 2009 (as amended, the “BioMedica Supply Agreement,” together with the BioMedica License Agreement, the “BioMedica Agreements”) were provisionally rejected. Notwithstanding the foregoing, nothing in this Confirmation Order shall moot, adversely affect or otherwise be determinative of the issues between Molecular

Insight and BioMedica Life Sciences S.A (“BioMedica”) with regard to, inter alia, whether the BioMedica Agreements were validly terminated by the Debtor prior to their rejection.

(d) In the event that the rejection of an Executory Contract by the Debtor pursuant to the Plan results in damages to the counterparty to such Executory Contract, a Claim for such damages, if not already evidenced by a timely filed Proof of Claim, shall be forever barred and shall not be enforceable against the Debtor, or the Debtor’s properties or interests in property as agents, successors, or assigns, unless a Proof of Claim is filed with the Clerk of the Bankruptcy Court, United States Bankruptcy Court, John W. McCormack Post Office and Court House, 5 Post Office Square, Suite 1150, Boston, Massachusetts and served on counsel to the Reorganized Debtor no later than thirty (30) days after the Effective Date.

(e) In resolution of the Prometrika Objection, in addition to statements made on the record at the Hearing, as part of the assumption of that Executory Contract between the Debtor and Prometrika, LLC, all Avoidance Actions (as defined in the Plan), against Prometrika, LLC, are deemed waived and released.

10. Effect of Confirmation. The provisions of section 10 of the Plan are specifically approved in all respects, are incorporated herein in their entirety and are so ordered.

(a) Discharge of Debtor. Except as otherwise provided in the Plan, the rights afforded therein and the treatment of all Claims and Equity Interests therein shall be in exchange for and in complete satisfaction, settlement, discharge and release of all existing Claims and Equity Interests of any nature whatsoever, known or unknown against the Debtor or any of its assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as provided in the Plan, on the Effective Date, all such Claims against and Equity

Interests in the Debtor and the Reorganized Debtor shall be, and shall be deemed to be, satisfied, released discharged and terminated in full, and all holders of Claims and Equity Interest shall be precluded and enjoined from asserting against the Reorganized Debtor or any of its assets or properties, any other or further Equity Interest or Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a Proof of Claim. Notwithstanding any other provision in the Plan, any valid setoff or recoupment rights held against the Debtor shall not be affected by the Plan and are expressly preserved by this Confirmation Order. Except as provided in the Plan or this Confirmation Order, confirmation will, as of the Effective Date, discharge the Debtor from all Claims or other debts that arose before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not a Proof of Claim based on such debt is filed or deemed filed pursuant to section 501 of the Bankruptcy Code, a Claim based on such debt is Allowed pursuant to section 502 of the Bankruptcy Code or the holder of a Claim based on such debt has accepted the Plan and satisfy or terminate all Equity Interests and other rights of equity security holders in the Debtor.

(b) Injunction. Except as otherwise expressly provided in the Plan or in this Confirmation Order, from and after the Effective Date, all persons who have held, hold or may hold Claims against or Equity Interests in the Debtor are permanently enjoined from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action, Cause of Action or other proceeding of any kind (including, without limitation, in any judicial, arbitration, administrative or other forum) against or affecting the Reorganized Debtor or the Estate on account of or respecting any Claim, Equity Interest, obligation, debt, right, cause of action, remedy or liability discharged, released or to be released pursuant to section 10 of the

Plan; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order in respect of any Claim against the Reorganized Debtor or the Estate on account of or respecting any Claim, obligation, debt, right, Cause of Action, remedy or liability discharged, released or to be released pursuant to section 10 of the Plan; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien or encumbrance of any kind in respect of any Claim against the Reorganized Debtor or the Estate on account of or respecting any Claim, obligation, debt, right, cause of action, remedy, or liability discharged, released or to be released pursuant to section 10 of the Plan; (iv) asserting, directly or indirectly, any setoff, right of subrogation or recoupment right of any kind in respect of any Claim against any debt, liability or obligation due to the Reorganized Debtor or the Estate on account of or respecting any Claim, obligation, debt, right, cause of action, remedy or liability discharged, released or to be released pursuant to section 10 of the Plan; or (v) commencing or continuing any action or proceeding in any manner or in any place whatsoever that does not conform to or comply with the provisions of the Plan.

(c) Term of Injunctions or Stays. Unless otherwise provided, all injunctions or stays arising under or entered during the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

(d) Releases of D&O Releasees. IN CONSIDERATION OF THE EFFORTS EXPENDED AND TO BE EXPENDED BY THE DEBTOR’S OFFICERS AND DIRECTORS IN CONJUNCTION WITH THE DEBTOR’S OPERATIONAL AND FINANCIAL RESTRUCTURING BOTH BEFORE AND DURING THE CHAPTER 11

CASE, ON THE EFFECTIVE DATE, THE DEBTOR, THE REORGANIZED DEBTOR AND THE CONSENTING BONDHOLDERS AUTOMATICALLY SHALL RELEASE AND SHALL BE DEEMED TO RELEASE THE D&O RELEASEES FROM ANY AND ALL CLAIMS, OBLIGATIONS, RIGHTS, SUITS DAMAGES, CAUSES OF ACTION, REMEDIES AND LIABILITIES WHATSOEVER, WHETHER KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, EXISTING OR HEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE, THAT THE DEBTOR, ITS ESTATE OR THE CONSENTING BONDHOLDERS, RESPECTIVELY, WOULD HAVE BEEN LEGALLY ENTITLED TO ASSERT IN THEIR OWN RIGHT OR ON BEHALF OF THE HOLDER OF ANY CLAIM OR EQUITY INTEREST OR OTHER PERSON OR ENTITY, BASED IN WHOLE OR PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER CIRCUMSTANCE TAKING PLACE OR EXISTING ON OR PRIOR TO THE EFFECTIVE DATE (INCLUDING PRIOR TO THE PETITION DATE) IN CONNECTION WITH OR RELATED TO THE REORGANIZED DEBTOR, THE DEBTOR, IT’S ASSETS, PROPERTY OR ESTATE, OR THE CHAPTER 11 CASE. SUCH RELEASE WILL BE EFFECTIVE NOTWITHSTANDING THAT THE DEBTOR OR THE REORGANIZED DEBTOR MAY HEREAFTER DISCOVER FACTS IN ADDITION TO, OR DIFFERENT FROM, THOSE WHICH THAT PARTY NOW KNOWS OR BELIEVES TO BE TRUE, AND WITHOUT REGARD TO THE SUBSEQUENT DISCOVERY OR EXISTENCE OF SUCH DIFFERENT OR ADDITIONAL FACTS, AND THE DEBTOR AND THE REORGANIZED DEBTOR ARE HEREBY EXPRESSLY DEEMED TO HAVE WAIVED ANY AND ALL RIGHTS THAT THEY MAY HAVE UNDER ANY STATUTE OR COMMON LAW PRINCIPLE WHICH

WOULD LIMIT THE EFFECT OF THE FOREGOING RELEASE, WAIVER, AND DISCHARGE TO THOSE RELEASED CLAIMS ACTUALLY KNOWN OR SUSPECTED TO EXIST ON THE EFFECTIVE DATE. ENTRY OF THIS ORDER SHALL CONSTITUTE THIS COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019 AND SECTION 1123(B)(3)(A) OF THE BANKRUPTCY CODE, OF THE RELEASE AND SETTLEMENT CONTAINED IN SECTION 10.4 OF THE PLAN, AND FURTHER, SHALL CONSTITUTE THIS COURT’S FINDING THAT THE SUCH SETTLEMENT AND RELEASE IS: (A) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE D&O RELEASEES; (B) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR IN SECTION 10.4 OF THE PLAN; (C) IN THE BEST INTERESTS OF THE DEBTOR AND ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS; (D) FAIR, EQUITABLE AND REASONABLE; (E) GIVEN AND MADE AFTER REASONABLE INVESTIGATION BY THE DEBTOR AND AFTER NOTICE AND OPPORTUNITY FOR HEARING; AND (F) A BAR TO ANY OF THE DEBTOR, THE REORGANIZED DEBTOR OR THE CONSENTING BONDHOLDERS ASSERTING ANY CLAIM RELEASED IN SECTION 10.4 OF THE PLAN AGAINST ANY OF THE D&O RELEASEES; PROVIDED, THAT SECTION 10.4 OF THE PLAN SHALL NOT OPERATE AS A WAIVER OR RELEASE FROM ANY CLAIMS OR CAUSES OF ACTION ARISING OUT OF ANY ACT OR OMISSION WHICH IS DETERMINED BY FINAL ORDER OF A COURT OF COMPETENT JURISDICTION TO HAVE CONSTITUTED GROSS NEGLIGENCE, WILLFUL MISCONDUCT, INTENTIONAL FRAUD OR CRIMINAL CONDUCT.

(e) Release of Released Parties. AS OF THE EFFECTIVE DATE, THE DEBTOR, ON BEHALF OF ITSELF AND ALL OF ITS SUCCESSORS AND ASSIGNS, AND THE DEBTOR’S ESTATE (COLLECTIVELY, INCLUDING THE DEBTOR AND ITS ESTATE, THE “RELEASING PARTIES”) WILL BE DEEMED TO HAVE FOREVER RELEASED, WAIVED AND DISCHARGED EACH OF THE RELEASED PARTIES FROM ALL CLAIMS, OBLIGATIONS, SUITS, JUDGMENTS, DAMAGES, DEMANDS, DEBTS, RIGHTS, CAUSES OF ACTION, LIABILITIES, RIGHTS OF CONTRIBUTION AND RIGHTS OF INDEMNIFICATION, WHETHER LIQUIDATED OR UNLIQUIDATED, FIXED OR CONTINGENT, MATURED OR UNMATURED, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THEN EXISTING OR THEREAFTER ARISING, IN LAW, EQUITY OR OTHERWISE (COLLECTIVELY, THE “RELEASED CLAIMS”), THAT ARE BASED IN WHOLE OR PART ON ANY ACT, OMISSION, TRANSACTION, EVENT OR OTHER CIRCUMSTANCE TAKING PLACE OR EXISTING ON OR PRIOR TO THE EFFECTIVE DATE (INCLUDING PRIOR TO THE PETITION DATE) IN CONNECTION WITH OR RELATED TO THE REORGANIZED DEBTOR, THE DEBTOR, THEIR RESPECTIVE ASSETS, PROPERTY OR ESTATES, OR THE CHAPTER 11 CASE, WHICH ANY RELEASING PARTY HAD, HAS OR MAY HAVE AGAINST A RELEASED PARTY. SUCH RELEASE WILL BE EFFECTIVE NOTWITHSTANDING THAT ANY RELEASING PARTY OR OTHER PERSON OR ENTITY MAY HEREAFTER DISCOVER FACTS IN ADDITION TO, OR DIFFERENT FROM, THOSE WHICH THAT PARTY NOW KNOWS OR BELIEVES TO BE TRUE, AND WITHOUT REGARD TO THE SUBSEQUENT DISCOVERY OR EXISTENCE OF

SUCH DIFFERENT OR ADDITIONAL FACTS, AND THE RELEASING PARTIES ARE HEREBY EXPRESSLY DEEMED TO HAVE WAIVED ANY AND ALL RIGHTS THAT THEY MAY HAVE UNDER ANY STATUTE OR COMMON LAW PRINCIPLE WHICH WOULD LIMIT THE EFFECT OF THE FOREGOING RELEASE, WAIVER, AND DISCHARGE TO THOSE RELEASED CLAIMS ACTUALLY KNOWN OR SUSPECTED TO EXIST ON THE EFFECTIVE DATE. ENTRY OF THIS ORDER SHALL CONSTITUTE THIS COURT’S APPROVAL, PURSUANT TO BANKRUPTCY RULE 9019 AND SECTION 1123(B)(3)(A) OF THE BANKRUPTCY CODE, OF THE RELEASE AND SETTLEMENT CONTAINED IN SECTION 10.5 OF THE PLAN, AND FURTHER, SHALL CONSTITUTE THIS COURT’S FINDING THAT THE SUCH SETTLEMENT AND RELEASE IS: (A) IN EXCHANGE FOR THE GOOD AND VALUABLE CONSIDERATION PROVIDED BY THE RELEASED PARTIES; (B) A GOOD FAITH SETTLEMENT AND COMPROMISE OF THE CLAIMS RELEASED BY THE DEBTOR IN SECTION 10.5 OF THE PLAN; (C) IN THE BEST INTERESTS OF THE DEBTOR AND ALL HOLDERS OF CLAIMS AND EQUITY INTERESTS; (D) FAIR, EQUITABLE AND REASONABLE; (E) GIVEN AND MADE AFTER REASONABLE INVESTIGATION BY THE DEBTOR AND AFTER NOTICE AND OPPORTUNITY FOR HEARING; AND (F) A BAR TO EITHER THE DEBTOR OR THE REORGANIZED DEBTOR ASSERTING ANY CLAIM RELEASED IN SECTION 10.5 OF THE PLAN AGAINST ANY OF THE RELEASED PARTIES; PROVIDED, THAT SECTION 10.5 OF THE PLAN SHALL NOT OPERATE AS A WAIVER OR RELEASE FROM ANY CLAIMS OR CAUSES OF ACTION ARISING OUT OF ANY ACT OR OMISSION WHICH IS DETERMINED BY FINAL ORDER OF A COURT OF

COMPETENT JURISDICTION TO HAVE CONSTITUTED GROSS NEGLIGENCE, WILLFUL MISCONDUCT, INTENTIONAL FRAUD OR CRIMINAL CONDUCT.

(f) Exculpation. EXCEPT WITH RESPECT TO ANY ACTS OR OMISSIONS EXPRESSLY SET FORTH IN AND PRESERVED BY THE PLAN, THE PLAN SUPPLEMENT OR RELATED DOCUMENTS, THE EXCULPATED PARTIES SHALL NEITHER HAVE NOR INCUR ANY LIABILITY TO ANY ENTITY OR PERSON FOR ANY PREPETITION OR POSTPETITION ACT TAKEN OR NOT TAKEN IN CONNECTION WITH, OR ARISING FROM OR RELATING IN ANY WAY TO, THE CHAPTER 11 CASE, INCLUDING, WITHOUT LIMITATION, THE OPERATION OF THE DEBTOR’S BUSINESSES DURING THE PENDENCY OF THIS CHAPTER 11 CASE; FORMULATING, NEGOTIATING, PREPARING, DISSEMINATING, IMPLEMENTING AND/OR EFFECTING THE PLAN SUPPORT AGREEMENT, THE DISCLOSURE STATEMENT AND THE PLAN (INCLUDING THE PLAN SUPPLEMENT AND ANY RELATED CONTRACT, INSTRUMENT, RELEASE OR OTHER AGREEMENT OR DOCUMENT CREATED OR ENTERED INTO IN CONNECTION THEREWITH); THE SOLICITATION OF VOTES FOR THE PLAN AND THE PURSUIT OF CONFIRMATION AND CONSUMMATION OF THE PLAN; THE ADMINISTRATION OF THE PLAN AND/OR THE PROPERTY TO BE DISTRIBUTED UNDER THE PLAN; THE OFFER AND ISSUANCE OF ANY SECURITIES UNDER THE PLAN; AND OR ANY OTHER PREPETITION OR POSTPETITION ACT TAKEN OR OMITTED TO BE TAKEN IN CONNECTION WITH OR IN CONTEMPLATION OF THE RESTRUCTURING OF THE DEBTOR. IN ALL RESPECTS, EACH EXCULPATED PARTY SHALL BE ENTITLED TO RELY

UPON THE ADVICE OF COUNSEL CONCERNING HIS, HER OR ITS RESPECTIVE DUTIES UNDER, PURSUANT TO OR IN CONNECTION WITH, THE PLAN. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NOTHING IN THE FOREGOING “EXCULPATION” SHALL EXCULPATE ANY PERSON OR ENTITY FROM ANY LIABILITY THAT IS DETERMINED IN A FINAL ORDER TO HAVE RESULTED FROM ANY ACT OR OMISSION CONSTITUTING FRAUD, WILLFUL MISCONDUCT, GROSS NEGLIGENCE, OR CRIMINAL CONDUCT, IN EACH CASE, THAT CAUSES DAMAGES, OR ULTRA VIRES ACTS AS DETERMINED BY A FINAL ORDER.

(g) Retention of Causes of Action/Reservation of Rights. In accordance with section 1123(b) of the Bankruptcy Code, but subject to the releases set forth in sections 10.4 and 10.5 of the Plan, the Reorganized Debtor shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, and the Reorganized Debtor’s rights to commence, prosecute, or settle such causes of action shall be preserved notwithstanding the occurrence of the Effective Date. The Reorganized Debtor may pursue such causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtor. No person or entity may rely on the absence of a specific reference in the Plan, the Plan Supplement or the Disclosure Statement to any Cause of Action against them as any indication that the Debtor or Reorganized Debtor, as applicable, will not pursue any and all available causes of action against them. The Debtor or Reorganized Debtor, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Person, except as otherwise expressly provided in the Plan. Unless any causes of action against a person or entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a this Order, the Reorganized Debtor expressly reserve all causes of action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such causes of action upon, after, or as a consequence of the entry of this Confirmation Order or the Effective Date. Subject to the releases set forth in sections 10.4 and 10.5 of the Plan, the Reorganized Debtor reserves and shall retain the causes of action notwithstanding the rejection or repudiation of any Executory Contract during the Chapter 11 Case or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that the Debtor may hold against any person or entity shall vest in the Reorganized Debtor. The Reorganized Debtor, through its authorized agents or representatives, shall retain and may exclusively enforce any and all such Causes of Action. The Reorganized Debtor shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any such Causes of Action and to decline to do any of the foregoing without the consent or approval of any third party or further notice to or action, order or approval of the Bankruptcy Court.

(h) Solicitation of the Plan. As of and subject to the occurrence of the Confirmation Date, (a) the Debtor and its directors, officers, employees, attorneys, investment bankers, financial advisors, restructuring consultants, accountants, and other professional advisors and agents shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including without limitation, sections 1125(a) and (e) of the Bankruptcy Code, and any applicable non-bankruptcy law, rule, or regulation governing the adequacy of disclosure in connection with such solicitation and (b) the Debtor, the Consenting Bondholders and each of their respective directors, officers, employees, attorneys, affiliates, agents, financial advisors, investment bankers, professional advisors, restructuring consultants, accountants, and attorneys shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance, and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

(i) Voting. As evidenced by the Voting Declaration, votes to accept or reject the Plan have been solicited and tabulated fairly, in good faith and in a manner consistent with the Bankruptcy Code, the Bankruptcy Rules, the MLBR and applicable nonbankruptcy law.

11. Retention of Jurisdiction. Notwithstanding the entry of this Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall, to the fullest extent legally permissible, retain jurisdiction over all matters arising in, arising under, and related to the Chapter 11 Case and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including without limitation the jurisdiction over all matters listed in Section 11 of the Plan, which is specifically approved in all respects, is incorporated herein in its entirety and is so ordered. In addition, the court takes judicial notice of pleadings filed which relate to Proof of Claim filed by BioMedica (Claim 2-1). These include the Debtor’s Objection to Proof of Claim of BioMedica Life Sciences, S.A., [Docket No. 257], BioMedica Life Sciences, S.A.’s Response to Debtor’s Objection to BioMedica’s Proof of Claim [Docket No. 323], Motion by BioMedica Life Sciences S.A. for Temporary Allowance of Claim Pursuant

to Rule 3018(a), [Docket No. 305], Debtor’s Objection to the Motion of BioMedica Life Sciences, S.A., for Temporary Allowance of its Claim Pursuant to Rule 3018(a) [Docket No. 330], and the Complaint for Declaratory Judgment [Docket No. 343] filed by BioMedica. To avoid the risk of inconsistent rulings or determinations, this Court retains exclusive jurisdiction over the motions, disputes, contested matters and adversary proceedings involving the BioMedica Agreements, provided, however, that nothing in the prior sentence will impact any rights BioMedica may have to seek a jury trial or to seek a withdrawal of the reference to the District Court.

12. Previous Corporate Actions are Ratified.

(a) All transactions effected by the Debtor during the pendency of this Chapter 11 Case from the Petition Date through the Confirmation Date are approved and ratified.

(b) Each federal, state, commonwealth, local, foreign or other governmental agency is hereby directed and authorized to accept any and all documents, mortgages and instruments necessary or appropriate to effectuate, implement or consummate the transactions contemplated by the Plan and this Confirmation Order.

13. No Change in Control. The consummation of the Plan, the implementation of the Restructuring Transactions or the assumption or assumption and assignment of any executory contract or unexpired lease is not intended to, and shall not, constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, executory contract (including, without limitation, any employment, consulting, compensation, severance or similar agreement)

or unexpired lease or contract, lease or agreement in existence on the Effective Date to which the Debtor is a party.

14. Binding Effect of Prior Orders. Pursuant to section 1141 of the Bankruptcy Code, effective as of the Confirmation Date, but subject to the occurrence of the Effective Date and subject to the terms of the Plan and this Confirmation Order, all prior orders entered in this Chapter 11 Case, all documents and agreements executed by the Debtor as authorized and directed thereunder and all motions or requests for relief by the Debtor pending before the Court as of the Effective Date shall be binding upon and shall inure to the benefit of the Debtor, the Reorganized Debtor and its successors and assigns.

15. Final Order and Waiver of Stay. This Confirmation Order is a Final Order and any stay of this Order provided by any Bankruptcy Rule (including Bankruptcy Rule 3020(e)), whether for fourteen (14) days or otherwise, is hereby waived and this Order shall be effective and enforceable immediately upon its entry.

16. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of this Court or any other court, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken under or in connection with the Plan prior to the Debtor’s receipt of written notice of such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, any such act or obligation incurred or undertaken pursuant to, and in reliance on, this Confirmation Order prior to the effective date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan and all related documents or any amendments or modifications thereto.

17. Notice of Confirmation of the Plan. Pursuant to Bankruptcy Rules 2002(f)(7) and 3020(c)(2), the Debtor or the Reorganized Debtor are directed to serve a notice of the entry of this Confirmation Order and the establishment of bar dates for certain Claims hereunder, substantially in the form of Exhibit B attached hereto and incorporated herein by reference (the “Confirmation Notice”), on all parties that received notice of the Confirmation Hearing and parties to executory contracts or unexpired leases, no later than 5 Business Days after the Confirmation Date; provided, however, that the Debtor or the Reorganized Debtor shall be obligated to serve the Confirmation Notice only on the record holders of Claims or Equity Interests as of the Distribution Record Date. The Debtor is directed to publish the Confirmation Notice once in national edition of the USA Today no later than 5 Business Days after the Confirmation Date. As soon as practicable after the entry of this Order, the Debtor shall make copies of this Order and the Confirmation Notice available on Omni’s website at www.omnimgt.com/molecular.

18. Miscellaneous Provisions

(a) Payment of Statutory Fees. On the Effective Date, and thereafter as may be required, the Reorganized Debtor shall pay all fees payable pursuant to 28 U.S.C. § 1930, and, if applicable, any interest payable pursuant to 31 U.S.C. § 3717, as determined by the Bankruptcy Court, shall be paid on the Effective Date or thereafter as and when they become due and owing.

(b) Payment of Fees and Expenses under the Indenture. On the Effective Date or as soon as reasonably practicable thereafter, the Reorganized Debtor shall pay in full in Cash (i) all outstanding fees and expenses due and payable under the Cash Collateral Order, and (ii) the usual and customary fees of the Indenture Trustee for services rendered post-

Effective Date to implement the Plan; provided, that in each case reasonably detailed fee invoices (redacted as necessary to preserve privilege) are provided to the Debtor as a condition of such payment.

(c) Administrative Expense Claims. All requests for payment of an Administrative Expense Claim (other than Professional Fees governed by section 2.2 of the Plan) that accrued on or before the Effective Date that were not otherwise paid in the ordinary course of business must be filed with the Clerk of the Bankruptcy Court, United States Bankruptcy Court, John W. McCormack Post Office and Court House, 5 Post Office Square, Suite 1150, Boston, Massachusetts and served on counsel to the Reorganized Debtor no later than sixty (60) days after the Confirmation Date (the “Administrative Expense Claim Bar Date”). A notice setting forth the Administrative Expense Claim Bar Date will be filed on the Bankruptcy Court’s docket. Further notice of the Administrative Expense Claim Bar Date will be provided as may be directed by the Bankruptcy Court. No request for payment of an Administrative Expense Claim need be filed with respect to an Administrative Expense Claim previously Allowed by Final Order. Unless a party-in-interest other than the Reorganized Debtor obtains leave from the Court to object, the Reorganized Debtor, in its sole and absolute discretion, may settle Administrative Expense Claims in the ordinary course of business without further Bankruptcy Court approval. The Debtor may also choose to object to any Administrative Expense Claim no later than ninety (90) days from the Administrative Expense Claim Bar Date, subject to extensions by the Bankruptcy Court or on motion of a party in interest approved by the Bankruptcy Court. Unless the Reorganized Debtor (or other party with standing) objects to a timely-filed and properly served Administrative Expense Claim, such Administrative Expense Claim will be deemed Allowed in the amount requested. In the event that the Reorganized

Debtor objects to an Administrative Expense Claim, the parties may confer to try to reach a settlement and, failing that, the Bankruptcy Court will determine whether such Administrative Expense Claim should be Allowed and, if so, in what amount. Any requests for payment of Administrative Expense Claims that are not properly filed and served by the Administrative Expense Claim Bar Date shall be disallowed automatically without the need for any objection from the Debtor or the Reorganized Debtor or any action by the Bankruptcy Court.

(d) Professional Fees. All persons and entities seeking an award by the Bankruptcy Court of Professional Fees (a) shall file their respective final applications (each, a “Final Fee Application”) for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is forty-five (45) days after the Effective Date. Such parties seeking an award of Professional Fees shall not be required to comply with the Interim Compensation Procedures (as defined in the Administrative Order Establishing Procedures for Interim and Monthly Compensation and Reimbursement of Expenses of Professionals [Docket No. 136], the “Interim Compensation Order”), for any periods that remain open after the entry of this Confirmation Order, provided, that similar detail and disclosure for such periods are included in the Final Fee Application for such party. Notice of a hearing (the “Final Fee Hearing”) on the Final Fee Applications shall be provided in accordance with the Bankruptcy Rules and the MLBR. All such Final Fee Applications will be subject to the approval of the Court and only the Professional Fees that are approved by the Court will be owed and required to be paid under the Plan.

(e) Objections to Final Fee Applications. All objections to any Final Fee Application shall be filed with the Court, together with proof of service thereof, and served upon the applicant and other Notice Parties (as defined in the Interim Compensation Order), so as to be received not later than 4:00 p.m. (New York time), on the date that is five (5) Business Days prior to the Final Fee Hearing.

(f) Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

(g) Material Amendments. Subject to the limitations contained herein, after the entry of this Confirmation Order, the Reorganized Debtor may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; provided, however, that the Debtor may only make a material amendment of or modification to the Plan with the prior written consent of the Required Consenting Bondholders consistent with the amendment provisions of the Plan Support Agreement.

(h) Other Amendments. Prior to the Effective Date, the Debtor may make appropriate technical adjustments and modifications to the Plan without further order or approval of the Bankruptcy Court. In addition, without the need for a further order or authorization of this Court, but subject to the express provisions of this Confirmation Order, the Debtor shall be authorized and empowered to make non-material modifications to the documents filed with the Court in their reasonable business judgment as may be necessary.

(i) Severability. Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of the Plan so long as such determination does not affect any material term or benefit of the Plan.

(j) Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent any document in the Plan Supplement provides otherwise (in which case the governing law specified therein shall be applicable to such document), the rights, duties, and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws thereof.

(k) Time. In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth herein or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

(l) Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims and Equity Interests, and each of their respective successors and assigns, including, without limitation, the Reorganized Debtor.

(m) Conflicts Between Order and Plan. The provisions of the Plan and this Confirmation Order shall be construed in a manner consistent with each other so as to effect the purpose of each; provided, however, that, if there is determined to be any inconsistency between any Plan provision and any provision of this Confirmation Order that cannot be so reconciled, then solely to the extent of such inconsistency, the provisions of this Confirmation Order shall govern and any provision of this Confirmation Order shall be deemed a modification of the Plan and shall control and take precedence.

(n) No Waiver. The failure to specifically include any particular provision of the Plan in this Order will not diminish the effectiveness of such provision nor constitute a waiver thereof, it being the intent of the Court that the Plan is confirmed in its entirety and incorporated herein by this reference.

(o) Provisions of Plan and Order Nonseverable and Mutually Dependent. The provisions of the Plan and this Order, including the findings of fact and conclusions of law set forth herein, are nonseverable and mutually dependent.

(p) Notices. All pleadings, notices, requests, and demands to or upon the Debtor or the Reorganized Debtor to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided in this Order, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows: (i) Molecular Insight Pharmaceuticals, Inc., 160 Second Street, Cambridge, Massachusetts 02142, Attn: Harry Stylli, Telephone: (858) 699-3009, Telecopier: (617) 871-6983; (ii) Kramer Levin Naftalis & Frankel, LLP, 1177 Avenue of the Americas, New York, New York 10036, Attn: Kenneth H. Eckstein, Esq., Telephone: (212) 715-9100, Telecopier: (212) 715-8000; and (iii) Riemer & Braunstein LLP, Three Center Plaza, 6th Floor, Boston, Massachusetts 02108, Attn: Alan L. Braunstein, Esq., Telephone: (617) 523-9000, Telecopier: (617) 692-3516 with copies to: (i) Attorneys for certain holders of Secured Bond Claims under the Indenture, Bingham McCutchen LLP, 399 Park Avenue, New York, New York 10022, Attn: Jeffrey S. Sabin, Esq. and Jonathan B. Alter, Esq., Telephone: (212) 705-7747, Telecopier: (212) 752-5378 and Bingham McCutchen LLP, One Federal Street, Boston, MA 02110, Attn: Andrew J. Gallo, Esq., Telephone: (617) 951-8117, Telecopier: (617) 951-8736.

Dated: Boston, Massachusetts

   May 5, 2011

/s/ Frank J. Bailey
FRANK J. BAILEY
CHIEF UNITED STATES BANKRUPTCY JUDGE

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